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                                                                      EXHIBIT 12

                              VORNADO REALTY TRUST

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND
                     PREFERRED SHARE DIVIDEND REQUIREMENTS

                                                                     DECEMBER 31,
                                            -------------------------------------------------------------
                                               2001         2000         1999         1998         1997
                                            ---------    ---------    ---------    ---------    ---------
EARNINGS:
Net income applicable to common
  shareholders                              $ 227,233    $ 195,301    $ 169,081    $ 131,164    $  45,474
Minority interest not reflected in fixed
  charges below                                19,021       16,668       14,428        3,732           --
Equity in income from certain
  partially owned entities in excess  of
  distributions                               (28,360)     (19,757)     (16,391)        (983)      (1,325)
Fixed Charges                                 319,624      312,021      227,459      152,217       66,397
                                            ---------    ---------    ---------    ---------    ---------
Earnings                                    $ 537,518    $ 504,233    $ 394,577    $ 286,130    $ 110,546
                                            =========    =========    =========    =========    =========

FIXED CHARGES:
Interest and debt expense                   $ 173,076    $ 170,273    $ 141,683    $ 114,686    $  42,888
Capitalized interest                           11,557       12,269        7,012        1,410           --
Preferred stock dividends                      36,505       38,690       33,438       21,690       15,549
Preferred unit distributions reflected in
  minority interest                            93,342       85,706       40,570       12,452        7,293
1/3 of rent expense--interest factor            5,144        5,083        4,756        1,979          667
                                            ---------    ---------    ---------    ---------    ---------
Total Fixed Charges                         $ 319,624    $ 312,021    $ 227,459    $ 152,217    $  66,397
                                            =========    =========    =========    =========    =========

Ratio of Earnings to Fixed Charges               1.68         1.62         1.73         1.88         1.66
                                            =========    =========    =========    =========    =========
Rent Expense                                $  15,433    $  15,248    $  14,268    $   5,937    $   2,001
                                            =========    =========    =========    =========    =========
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